      As filed with the Securities and Exchange Commission on April 2, 1997
                                                    Registration No. 333-23955

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -----------------

                                  FORM S-3/A
                               AMENDMENT NO. 1
                             REGISTRATION STATEMENT

                        Under The Securities Act Of 1933

                               -----------------


                              LOMAK PETROLEUM, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  Delaware                             500 Throckmorton Street                            34-1312571
       (STATE OR OTHER JURISDICTION OF                  Ft. Worth Texas 76102                          (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       (817) 870-2601                           IDENTIFICATION NO.)

     (ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               -----------------

                          John H. Pinkerton, President
                              Lomak Petroleum, Inc.
                 500 Throckmorton Street Fort Worth, Texas 76102
                                 (817) 870-2601
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -----------------

                                 With a copy to:
                                  J. Mark Metts
                             Vinson & Elkins L.L.P.
                             1001 Fannin, Suite 2300
                            Houston, Texas 77002-6760
                                 (713) 758-2222

                               -----------------

     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     AMOUNT TO BE        PROPOSED          PROPOSED          AMOUNT OF
                                                        REGISTERED          MAXIMUM           MAXIMUM      REGISTRATION FEE
                                                                        OFFERING PRICE       AGGREGATE
                                                                          PER UNIT(1)    OFFERING PRICE(1)
=============================================================================================================================
6% Convertible Subordinated Debentures Due 2007.....    $55,000,000        $-              $ 55,000,000        $  16,667
Common Stock, $.01 par value(2).....................      4,287,249       $19.125          $ 81,993,637        $  24,847
    Total...........................................                                                           $  41,514
=============================================================================================================================

----------------
(1) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 under the Securities Act of 1933, as amended, based on a price of $19.125 (average of the high and low price of the Common Stock of Lomak Petroleum, Inc, on the New York Stock Exchange on March 121 1997).

(2) Includes 2,857,143 shares of the Common Stock issuable upon conversion of the 6% Convertible Subordinated Notes Due 2007, 1,410,106 shares of Common Stock owned by Cometra Energy L.P. and 20,000 shares of the Common Stock issuable upon the exercise of warrants outstanding at and exercise price of $12.88 per share.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED APRIL 2, 1997

          PROSPECTUS
          ----------

                              LOMAK PETROLEUM, INC.

         $55,000,000 OF 6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2007

                                       AND

                        4,287,249 SHARES OF COMMON STOCK

     This Prospectus relates to the offer and sale by the Selling
Securityholders (as defined below) of the following securities of Lomak Petroleum, Inc., a Delaware corporation (the "Company"): (i) $55,000,000 of 6% Convertible Subordinated Debentures due 2007 (the "6% Debentures") and (ii) 4,287,249 shares (the "Common Shares") of Common Stock, $.01 par value per share (the "Common Stock").

     The foregoing securities consist of the 6% Debentures, the 2,857,143 shares of the Common Stock issuable upon the conversion of the 6% Debentures, the 1,410,106 shares of Common Stock owned by Cometra Energy L.P. and 20,000 shares of the Common Stock issuable upon the exercise of outstanding warrants to purchase Common Stock at a price of $12.88 per share (the "Warrants") (collectively the "Selling Securityholder Securities"), which may be sold from time to time for the accounts of certain stockholders and debentureholders of the Company (the "Selling Securityholders"). See "Selling Securityholders".

     The Securities may be sold through agents, underwriters or dealers designated from time to time. If any underwriters are involved in the sale of the Securities by the Company in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable discounts or commissions with respect to such Securities will also be set forth in a Prospectus Supplement, to the extent required. See "Plan of Distribution."

     The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "LOM". The closing price of the Common Stock on March 21, 1997, was $19.125.

     The Securities offered by this Prospectus may be sold from time to time by the Selling Securityholders, or by their transferees. The distribution of these securities may be effected in one or more transactions that may take place on the NYSE, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

     The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify certain of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

     The Company will not receive any of the proceeds from the sale of shares of the Securities by the Selling Securityholders. See "Use of Proceeds."

     All expenses of the registration of securities covered by this Prospectus, estimated to be $75,000, are to be borne by the Company, except that the Selling Securityholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes, as well as the fees and disbursements of their counsel.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES HEREBY OFFERED.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April __, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Forth Worth, State of Texas on April 2, 1997.

                              LOMAK PETROLEUM, INC.

                              BY:/S/  JOHN H. PINKERTON
                                 -------------------------------------
                                 John H. Pinkerton
                                 President and
                                 Chief Executive Officer
                                 (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                                           Title                                  Date
                 ---------                                           -----                                  ----

   /s/ Thomas J. Edelman                       Chairman and Director                                   April 2, 1997
------------------------------------------
       Thomas J. Edelman

   /s/ John H. Pinkerton                       President, Chief Executive Officer and                  April 2, 1997
------------------------------------------     Director (Principal Executive Officer)
       John H. Pinkerton

   /s/ C. Rand Michaels                        Vice Chairman and Director                              April 2, 1997
------------------------------------------
       C. Rand Michaels

   /s/ Robert E. Aikman                        Director                                                April 2, 1997
--------------------------------------------
       Robert E. Aikman

   /s/ Allen Finkelson                         Director                                                April 2, 1997
--------------------------------------------
       Allen Finkelson

   /s/ Anthony V. Dub                          Director                                                April 2, 1997
--------------------------------------------
       Anthony V. Dub

   /s/ Ben A. Guill                            Director                                                April 2, 1997
------------------------------------------
       Ben A. Guill

   /s/ Thomas W. Stoelk                        Vice President - Finance and Chief Financial            April 2, 1997
------------------------------------------     Officer (Principal Financial Officer)
       Thomas W. Stoelk

   /s/ John R. Frank                           Controller and Chief Accounting Officer                 April 2, 1997
------------------------------------------     (Principal Accounting Officer)
       John R. Frank



                                  EXHIBIT INDEX

     Exhibit No.                  Description
     -----------                  -----------

      1.1**              Purchase Agreement dated December 20, 1996 among Lomak
                         Petroleum, Inc., Forum Capital Markets L.P., McDonald
                         & Company Securities, Inc. and Morgan Keegan & Company,
                         Inc.
      4.1(a)**           Form of Indenture between Lomak Petroleum, Inc. and
                         Keycorp. Shareholder Service, Inc. relating
                         to the 8.125% Subordinated Convertible Notes due 2005.
      4.1(b)**           Registration  Rights Agreement dated October 31, 1995
                         among Lomak Petroleum, Inc., Forum Capital Markets L.P.
                         and Hanifen, Imhoff Inc.
      5.1*               Opinion of Vinson & Elkins, L.L.P.
      24.1(a)*           Consent of Vinson & Elkins, L.L.P. (included in
                         Exhibit 5.1 hereto).
      24.1(b)**          Consent of Arthur Andersen LLP.
      24.1(c)**          Consent of Coopers & Lybrand LLP.
      24.1(d)**          Consent of KPMG Peat Marwick LLP.


       *        Filed herewith.

      **        Previously filed.

                                      II-2